CONFIDENTIAL SEPARATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Paragraph 8 hereof, by and between Advaxis, Inc. (the “Company”) and Sara Bonstein (“Executive”). Together, the Company and Executive may be referred to hereinafter as the “Parties”.

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

1. Separation from Employment. Executive hereby confirms her resignation as Chief Financial Officer and from all other positions within the Company and all of its subsidiaries, effective May 1, 2018 (the “Termination Date”).

2. Separation Obligations of the Company. In consideration of Executive’s promises contained in this Agreement, the Company agrees as follows:

a. Severance Pay. The Company will pay to Executive a lump sum of One Hundred and Fifty Thousand Dollars ($150,000), less withholding for taxes and other similar items, payable with the next company payroll following the Termination Date provided Executive properly executes and does not revoke this Agreement.

b. Reimbursement of COBRA Premiums. If Executive elects to continue participation in any group medical plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Internal Revenue Code (COBRA), then for a period not to exceed twelve (12) months (the “Health Benefits Continuation Period”), the Company shall pay to the insurer of the Company’s medical plan (or to the Executive if the insurer will not accept partial payment from the Company) a monthly amount equal to the Company-paid portion of health benefit premiums as if Executive was actively employed; provided, however, that (i) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), or if Executive otherwise ceases to be eligible for COBRA continuation coverage, the Company’s obligation to pay the cost of health coverage as described herein shall cease; and (ii) the Health Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA.

c. Reimbursement for Financial Planning. For a period of twelve (12) months following the Termination Date, the Company shall reimburse Executive for financial planning services in an amount not to exceed $15,000.

d. Treatment of Equity Awards. The Parties agree that Exhibit A to this Agreement accurately reflects all outstanding awards of stock options (“Options”) and restricted stock units (“RSUs”) held by Executive as of the Effective Date. As of the Effective Date, (i) all of Executive’s unvested Options shall expire and any vested options shall remain outstanding and exercisable until the earlier of (1) the expiration date on the option agreement evidencing the grant thereof, or (2) May 1, 2020; and (ii) all of Executive’s RSUs shall become vested and shall be settled as of the Termination Date in shares of Company common stock.

e. Other Payments and Obligations. The Company will pay Executive for all accrued and unused vacation days that have accrued as of the Termination Date as well as reimbursement for expenses for which expense reports have been provided to the Company prior to the Effective Date, all in accordance with Company policies.

f. Reimbursement of Legal Fees. The Company will reimburse Executive for the reasonable legal fees incurred by Executive in connection with her departure and this Agreement.

The Company’s obligation to provide the payments and benefits set forth in this Paragraph 2 is expressly contingent on Executive executing and not revoking this Agreement pursuant to Paragraph 8 below. The Company’s obligation to make the payment set forth herein shall cease upon Executive’s breach of any of her continuing contractual obligations to the Company, including, without limitation, Sections 5, 6, 7 and 9 of the Employment Agreement (as defined herein) and any other intellectual property agreement, covenant not to disclose or use the Company’s confidential or trade secret information, or covenant not to compete with the Company.

3. General Release of Claims and Covenant Not To Sue.

a. General Release of Claims. In consideration of the payments made to her by the Company and the promises contained in this Agreement, Executive on behalf of himself and her agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which she may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that she may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement. This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Executive specifically acknowledges and agrees that she is releasing any and all rights under federal, state and local employment laws including without limitation Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law.

b. Covenant Not to Sue. Except as expressly set forth in Paragraph 5 below, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement.

c. Acknowledgement Regarding Payments and Benefits. Executive acknowledges and agrees that she has been paid all wages and accrued benefits to which she is entitled through the date of execution of this Agreement. Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.

d. Other Representations and Acknowledgements. This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except those that cannot be released by law. By signing this Agreement, Executive acknowledges that she is doing so knowingly and voluntarily, that she understands that she may be releasing claims she may not know about, and that she is waiving all rights she may have had under any law that is intended to protect her from waiving unknown claims. Executive warrants that she has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement. This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees. Executive represents and agrees that she has not transferred or assigned, to any person or entity, any claim that she is releasing in this Paragraph 3.

4. Non-Disparagement.

a. Agreement of Executive. Executive agrees that she will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages or casts in a negative light the Company, its products, its employees, or any of the Releasees. This Paragraph 4 shall not in any way limit any of the Protected Rights contained in Paragraph 5 of this Agreement, or Executive’s ability to provide truthful testimony pursuant to a subpoena, court order or as otherwise required by law.

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b. Agreement of Company. The Company agrees that, except as may be required by law, court order, or a valid request by a government agency, the Company will not make any written statement, and no officer of the Company or member of the Board of Directors of the Company will, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages Executive or casts Executive in a negative light. This Paragraph 4(b) shall not in any way limit the ability of the Company or any member of the Board of Directors to provide truthful testimony or information in response to a subpoena, court order, or valid request by a government agency, or as otherwise required by law.

5. Protected Rights. Nothing in this Agreement is intended to limit Executive’s right to file a charge with the Equal Employment Opportunity Commission or to make disclosures to, or participate in communications with, the Securities and Exchange Commission or any other government agency regarding possible violations of law, without prior notice to the Company. Based on Executive’s release of claims set forth in Paragraph 3 of this Agreement, however, Executive understands that she is releasing all claims that she may have, as well as, to the extent permitted by applicable law, her right to recover monetary damages or obtain other relief for an alleged injury or legal right that is personal to Executive.

6. Acknowledgment. Executive acknowledges and agrees that she fully understands that this Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations she has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Executive acknowledges and agrees that she is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims covered by Paragraph 3.

7. Cooperation. Following the Termination Date, the Executive shall cooperate with the Company and be reasonably available to the Company and its attorneys with respect to continuing and/or future matters related to the Executive’s employment period with the Company and/or its subsidiaries or affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession). The Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company, including reasonable attorney’s fees and costs. In addition, if more than an incidental cooperation is required at any time after the termination of the Executive’s employment, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on her base salary as of the Termination Date.

8. Effective Date. This Agreement shall be effective and enforceable as of the date it is executed by Executive (the “Effective Date”).

9. Return of Materials. In further consideration of the promises and payments made by the Company hereunder, Executive agrees that on or before the Termination Date, she will return all documents, confidential information, other information, materials, equipment (including, but not limited to, cell phones, pagers, laptops, computers, or other personal computing devices) and other things in her possession or control provided to her by the Company, created during her employment with the Company or otherwise relating to or belonging to the Company, without retaining or providing to anyone else copies, summaries, excerpts, portions or other representations thereof. To the extent that Executive has electronic files or information in her possession or control that relate to or belong to the Company or contain confidential information belonging to the Company (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), Executive agrees that she will immediately, and before receiving payment under this Agreement: (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed.

10. Termination of Employment Agreement; Survival of Restrictive Covenants. Executive acknowledges and agrees that the Employment Agreement originally executed by the Parties on or about March 24, 2014 (the “Employment Agreement”) is hereby terminated, without further action by the Parties, as of the Termination Date and shall be of no further force and effect, and that except as expressly set forth in this Agreement, the Company shall have no continuing obligations to Executive under the Employment Agreement; provided, however, that Sections 5 (Restrictive Covenant), 6 (Confidentiality), 7 (Works for Hire) and 8 (Indemnification) of the Employment Agreement shall survive and remain in full force and effect in accordance with their terms.

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11. Final Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements between the Parties, except as set forth in Paragraph 10 above. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties. The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey without giving effect to its conflict of law principles.

13. Waiver. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

14. Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code. Executive’s right to receive any installment payments as Severance Pay shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code.

The Parties hereby signify their agreement to these terms by their signatures below.

EMPLOYEE

/s/ Sara Bonstein
Sara Bonstein

Date:	April 23, 2018

ADVAXIS, INC.

By:	/s/ Kenneth Berlin
Name:	Kenneth Berlin
Date:	April 23, 2018

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Exhibit A

Outstanding Stock Options and Restricted Stock Units

Share Units (RSU)

Vested	Unvested
123,862	129,720

Options (NQ)

Grant Price	Granted	Vested	Unvested
$13.44 USD	251,130	188,347	62,783
$12.81 USD	160,000	106,666	53,334
$7.71 USD	68,906	22,969	45,937
$3.19 USD	100,000	-	100,000
	580,036	317,982	262,054

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